Exhibit (d)(2)

AMENDMENT TO INVESTMENT ADVISORY FEE WAIVER AGREEMENT

THIS AMENDMENT TO INVESTMENT ADVISORY FEE WAIVER AGREEMENT is made as of November 18, 2021, by and between BRANDES INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WHEREAS, the parties entered into an Investment Advisory Fee Waiver Agreement dated August 24, 2020 for the purpose of waiving a portion of the Brandes Core Plus Fixed Income Fund’s investment advisory fee (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement in order to extend the term of the fee waiver, to confirm that the Agreement continues to bind the Advisor following the amendment and restatement of the Trust’s investment advisory agreement with the Advisor, and to reference the Amended and Restated Investment Advisory Agreement dated November 18, 2021 by and between the Trust and the Advisor;

NOW, THEREFORE, the parties hereto agree as follows:

1. The parties agree to extend the term of the Agreement until January 31, 2023 and confirm and agree that the Agreement shall continue in effect thereafter for additional one-year periods so long as such continuation is approved at least annually by the Advisor and the Board of Trustees of the Trust.

2. The parties confirm and agree that the Agreement continues to bind the Advisor, in accordance with the provisions of the Agreement, from and after the amendment and restatement of the Investment Advisory Agreement dated as of December 16, 1996, as amended, between the Trust and the Advisor.

3. The parties agree to Remove the first WHEREAS clause of the Agreement and replace with the following:

WHEREAS, the parties hereto have entered into an Amended and Restated Investment Advisory Agreement dated November 18, 2021, (the “Investment Advisory Agreement”), pursuant to which the Advisor agrees to provide, or arrange for the provision of, investment advisory and management services to the Trust; and

4. The parties confirm and agree that except as provided herein, all the terms of the Agreement remain unchanged and the Agreement as amended hereby continues in full force and effect.

IN WITNESS WHEREOF, the parties hereto have cause the foregoing instrument to be executed by duly authorized persons as of the date set forth above.

BRANDES INVESTMENT TRUST		BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Jeff Busby	By:	/s/ Brent Woods

Title:	President	Title:	Chief Executive Officer